EXHIBIT 99.1

Waste Industries USA, Inc. Announces Adoption of Annual Dividend Policy

Raleigh, North Carolina, May 18, 2006 – Waste Industries USA, Inc. (Nasdaq: WWIN), a regional, non-hazardous solid waste services company, today announced that it has adopted a policy under which it intends to pay an aggregate annual cash dividend of $0.36 on each outstanding share of common stock. The annual dividend will be payable quarterly at a rate of $0.09 per share. In addition, it declared in the second quarter, a cash dividend based on first quarter performance under this annual dividend policy. The record date for the second quarter 2006 cash dividend is June 1, 2006, and the payment date for that dividend is June 15, 2006. The annual cash dividend policy and the payment of future cash dividends under that policy are subject to the continuing determination by the board of directors that the policy remains in the best interests of Waste Industries’ shareholders and compliance with laws applicable to the declaration and payment of cash dividends.

“The strength of our current balance sheet and our confidence in the future prospects for the Company prompted the board of directors to adopt the annual cash dividend policy,” said Jim W. Perry, President and Chief Executive Officer. “We are pleased to be able to reward our shareholders in this fashion and remain committed to implementing strategic initiatives aimed at creating long-term shareholder value.”

Waste Industries USA, Inc. is a vertically integrated solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customer locations in the states of North Carolina, South Carolina, Virginia, Tennessee, Mississippi and Georgia.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 about expectations and assumptions about the payment of future dividends. The Company’s cash dividend policy and the payment of future cash dividends under that policy are subject to the continuing determination by the Board of Directors that the policy remains in the best interests of the Company’s shareholders and in compliance with laws applicable to the declaration and payment of cash dividends and financial and other covenants contained in the Company’s revolving credit facility. Factors that could affect the Board’s decision on dividends include risks and uncertainties that could affect the Company’s operations, such as increases in fuel prices, economic trends, weather conditions, managing growth, risks in the development and operation of landfills and other risks set forth from time to time in the Company’s SEC filings.